UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bayless, Jon W.
   c/o Sevin Rosen Fund IV L.P.
   13455 Noel Road
   Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ViroPharma Incorporated
   VPHM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/29/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.0|5/14/9|J(1)| |251,745           |D  |           |1,006,982          |I     |By Sevin Rosen Fund IV LP("|
02 per share               |8     |    | |                  |   |           |                   |      |SRF")(2)                   |
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Common Stock, par value $.0|5/14/9|J(3)| |9,836             |A  |           |9,836              |D     |                           |
02 per share               |8     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Distribution by SRF to its
partners.
(2) Mr. Bayless, the Reporting Person, is a general partner of SRB Associates IV L.P., a general partner of SRF.
Mr. Bayless shares voting and investment power with the other general partners
of SRB Associates IV L.P.   Mr.
Bayless disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Bayless is the beneficial owner of such securities for purposes of Section 16 or any other
purpose.
(3) Acquired by Reporting Person pursuant to distribution by SRB Associates IV L.P. subsequent to a distribution of such securities from
SRF.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, as Attorney-in-Fact
DATE
June 10, 1998